UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 7, 2022

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC.

(Exact name of registrant as specified in charter)

Maryland	000-25043	22-1697095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Main Street, Hackensack, New Jersey	07601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 488-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FREVS	OTC Pink Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 2.01 Completion of Acquisition or Disposition of Assets.

Purchase and Sale Agreement

First Real Estate Investment Trust of New Jersey, Inc. (“FREIT”) previously reported that on November 22, 2021, certain affiliates (the “Sellers”) of FREIT entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with MCB Acquisition Company, LLC (the “Purchaser”) pursuant to which the Sellers agreed to sell three properties (the “Properties”) to the Purchaser. The Properties consist of a retail center, an office building and a multifamily apartment community owned by Grande Rotunda, LLC (the “Rotunda Property”), a shopping center owned by Damascus Centre, LLC (the “Damascus Property”), and a shopping center owned by WestFREIT Corp. (the “Westridge Square Property”). FREIT owns 100% of its subsidiary, WestFREIT Corp. (“WestFREIT”), a 60% interest in Grande Rotunda, LLC (“Grande Rotunda”), the joint venture that owns the Rotunda Property, and a 70% interest in Damascus Centre, LLC (“Damascus Centre”), the joint venture that owns the Damascus Property.

In a Current Report on Form 8-K filed on January 6, 2022, FREIT reported that the sale of the Rotunda Property was consummated on December 30, 2021 and included financial information and pro forma financial information with respect to the sale of the Rotunda Property as well as the anticipated sales of the Damascus Property and the Westridge Square Property.

On January 7, 2022, the sale of the Westridge Square Property was consummated by WestFREIT and the Purchaser for a purchase price of $20,984,604. WestFREIT paid net cash outlays from the sale of approximately $0.7 million, after payment of related mortgage debt in the amount of approximately $21.1 million and certain transactional expenses and transfer taxes. In addition, the Purchaser deposited a total of $1,015,396 in escrow with respect to certain leases at the Westridge Square Property where the rent commencement date has not occurred or economic obligations of WestFREIT under certain leases remain unpaid. The sale of the Westridge Square Property resulted in a net gain of approximately $8.7 million to FREIT, which includes approximately $0.7 million of proceeds anticipated to be released from the $1,015,396 held in escrow.

On January 10, 2022, the sale of the Damascus Property was consummated by Damascus Centre and the Purchaser for a purchase price of $36,685,067. Damascus Centre received net proceeds from the sale of approximately $16.9 million after payment of related mortgage debt in the amount of approximately $18.2 million and certain transactional expenses and transfer taxes. In addition, the Purchaser deposited a total of $484,934 in escrow with respect to certain leases at the Damascus Property where the rent commencement date has not occurred or economic obligations of Damascus Centre under certain leases remain unpaid. The sale of the Damascus Property resulted in a net gain of approximately $10.1 million to FREIT, which includes approximately $0.4 million of proceeds anticipated to be released from the $484,934 held in escrow.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(b)       Pro Forma Financial Statements

Pro forma financial information with respect to the sale of the Properties was filed with the Securities and Exchange Commission by FREIT on January 6, 2022 under Item 9.01 of its Current Report on Form 8-K dated December 30, 2021, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC.
(Registrant)
By:	/s/ Robert S. Hekemian, Jr.
Robert S. Hekemian, Jr.
President and Chief Executive Officer

Date: January 12, 2022

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